Exhibit 21.1

Subsidiaries of

NeoTV Group Limited

Direct Subsidiary

NeoTV International Limited (Hong Kong); 100% owned by NeoTV Group Limited

Wholly Foreign-Owned Enterprise

Beijing NeoTV Cultural Communication Co., Ltd. (PRC); 100% owned by NeoTV International Limited

Variable Interest Enterprise

Shanghai NeoTV Cultural Communication Co., Ltd. (PRC) (“NeoTV Shanghai”); controlled by Beijing NeoTV Cultural Communication Co., Ltd. through VIE agreements

Subsidiaries of NeoTV Shanghai (all entities PRC)

Shanghai NeoTV Sports Co., Ltd.	100% owned by NeoTV Shanghai
Shanghai NeoTV Information Technology Co., Ltd.	100% owned by NeoTV Shanghai
Xi’an NeoTV Cultural Communication Co., Ltd.	100% owned by NeoTV Shanghai
Xi’an NeoTV Sports Co., Ltd.	100% owned by NeoTV Shanghai
Chengdu NeoTV Cultural Communication Co., Ltd.	100% owned by NeoTV Shanghai
Chengdu NeoTV Sports Co., Ltd.	100% owned by NeoTV Shanghai
Hainan NeoTV Cultural Communication Co., Ltd.	60% owned by NeoTV Shanghai